Pursuant to Rule 424(b)(3)

Reg. No. 333-111679

Prospectus

4,932,932 Shares
Common Stock

      This prospectus relates to the resale by the selling stockholders of up to an aggregate of 4,891,502 shares of common stock that are issuable upon the conversion of our series A convertible preferred stock and 41,430 shares that are held by certain of the selling stockholders. We filed this registration statement, which includes this prospectus, pursuant to a registration rights agreement, dated January 6, 2003, between us and certain of the selling stockholders. The common stock may be sold by or on behalf of such selling stockholders named in this prospectus or in supplements to this prospectus.

      Our common stock is listed in the Nasdaq National Market under the symbol “PSYS.” On January 28, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $19.05 per share.

      The selling stockholders may offer and sell common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell all or a portion of the common stock in market transactions on the Nasdaq National Market; in privately negotiated transactions; through the writing of options; in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; through broker-dealers, which may act as agents or principals; directly to one or more purchasers; through agents; or in any combination of the above or by any other legally available means. The selling stockholders will receive all of the proceeds from the sale of the common stock. We will not receive any proceeds from any such sales.

Investing in our common stock involves risks. “Risk Factors” begin on page 5.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2004

THE OFFERING
THE COMPANY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK
DESCRIPTION OF OUR CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THE OFFERING	4
THE COMPANY	4
RISK FACTORS	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	14
PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK	14
DESCRIPTION OF OUR CAPITAL STOCK	15
SELLING STOCKHOLDERS	18
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	23
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	23

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure that any information provided by other sources is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you should rely on your own examination of Psychiatric Solutions and the terms of this offering and the common stock, including the merits and risks involved.

      We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

      References in this prospectus to “Psychiatric Solutions,” “we,” “us” and “our” refer to Psychiatric Solutions, Inc., a behavioral health care services company incorporated in Delaware, unless the context otherwise requires.

THE OFFERING

Maximum Number of Shares of Our Common Stock to be Sold by Selling Stockholders	4,932,932 shares of common stock, $0.01 par value per share.

Use of Proceeds	We will receive no proceeds from this offering.

Nasdaq Symbol for our Common Stock	Our common stock is listed on the Nasdaq National Market under the symbol “PSYS.”

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus and the other information included elsewhere or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

THE COMPANY

      We are a leading provider of inpatient behavioral health care services in the United States. Through our inpatient division, we operate 23 owned or leased behavioral health care facilities with approximately 2,800 beds in 13 states. In addition, through our management contract division, we manage 44 behavioral health care units for third parties and 11 behavioral health care facilities for government agencies. Our address is 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067; our phone number is (615) 312-3700.

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should consider carefully each of the following risks and all other information included elsewhere or incorporated by reference in this prospectus before deciding to purchase shares of our common stock. If any of the events described below actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose all or part of your investment.

If federal or state health care programs or managed care companies reduce reimbursement rates or methods of reimbursement for our services, our revenue may decline.

      A portion of our revenue is derived from the Medicare and Medicaid programs and from various state and local government payors. In recent years, federal and state governments have made significant changes in these programs. These changes have, in certain instances, decreased the amount of money we receive for our services. Future federal and state legislation may further reduce the payments received for our services or increase the timing of reimbursement payments to us. Consistent with reimbursement trends in other segments of the health care services industry, the Centers for Medicare and Medicaid Services (“CMS”) proposed on November 19, 2003 a new Medicare prospective payment system (“PPS”) for inpatient behavioral health care facilities. CMS is proposing a per diem PPS. The proposed base per diem amount will cover nearly all labor and non-labor costs of furnishing covered inpatient behavioral health care services – including routine, ancillary and capital costs. The proposed per diem will not, however, include the costs of bad debts and certain other costs that are paid separately. In addition, CMS is proposing that the base per diem be adjusted for specific facility and patient characteristics that influence the cost of patient care. CMS is also proposing to adjust the per diem rate to take into account the increased cost of care associated with the first eight days after admission of a patient. CMS currently plans to begin implementing the new PPS for behavioral health care facilities on April 1, 2004, although CMS may delay implementation beyond such date. CMS has also proposed a three-year transition period that will be a blend of decreasing cost-based payments and increasing PPS payments, with full PPS rates becoming effective in the fourth year. We are uncertain what impact the proposed regulation will have on our business and financial and operating results.

      Insurance and managed care companies and other third parties from whom we receive payment may attempt to control health care costs by requiring that facilities discount their services in exchange for exclusive or preferred participation in their benefit plans, which may reduce the payments we receive for our services.

If we are unable to successfully identify and integrate acquisitions into our business, our operations could be disrupted.

      Our acquisitions of The Brown Schools and Ramsay have significantly increased the size and geographic scope of our operations. We may be unable to achieve the anticipated benefits from the acquisitions of The Brown Schools and Ramsay. If we are unable to realize these anticipated benefits, it could have a material adverse effect on our business and financial and operating results.

      Our ability to successfully identify and integrate future acquisitions with our existing business will be critical to the future success of our business. The completion and integration of acquisitions is subject to numerous conditions beyond our control, including the possibility of negative reactions by existing customers or employees or adverse general and regional economic conditions, general negative industry trends and competition.

Additional financing will be necessary to fund our acquisition program and additional financing may not be available when needed.

      We expect our capital needs over the next several years, primarily to fund acquisitions, will exceed cash generated from operations. We plan to incur indebtedness and to issue additional debt or equity securities from time to time in order to fund these needs. Our level of indebtedness at any time may restrict our ability to borrow additional funds. In addition, we may not receive additional financing on satisfactory terms, if at all. If we are unable to borrow additional funds or to obtain adequate financing on reasonable terms, we may be unable to consummate acquisitions and may have to change our business strategy to slow our rate of expansion or reduce our operations. If we raise additional funds by issuing equity securities, our stockholders may experience dilution.

If competition decreases our ability to acquire additional facilities on favorable terms, we may be unable to execute our acquisition strategy.

      Competition among hospitals and other health care providers in the United States has intensified in recent years due to cost containment pressures, changing technology, changes in government regulation and reimbursement, changes in practice patterns (such as shifting from inpatient to outpatient treatments), the impact of managed care organizations and other factors. An important part of our business strategy is the acquisition of facilities in growing urban markets. Some facilities and health care providers that compete with us have greater financial resources and a larger, more experienced development staff focused on identifying and completing acquisitions. Any or all of these factors may impede our business strategy.

If we fail to comply with regulations regarding licenses, ownership and operation, we could impair our ability to operate or expand our operations in any state.

      All of the states in which we operate require hospitals and most health care facilities to maintain a license. In addition, some states require prior approval for the purchase, construction and expansion of health care facilities based upon a state’s determination of need for additional or expanded health care facilities or services. Such determinations, embodied in certificates of need issued by governmental agencies with jurisdiction over health care facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and other matters. Ten states in which we currently own or lease inpatient behavioral health care facilities, Alabama, Florida, Georgia, Illinois, Michigan, Mississippi, Missouri, Oklahoma, North Carolina and Virginia, have certificate of need laws. The failure to obtain any required certificate of need or the failure to maintain a required license could impair our ability to operate or expand operations in any state.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

      Participants in the health care industry are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	billing for services;

•	relationships with physicians and other referral sources;

•	adequacy of medical care;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance and security issues associated with health-related information and medical records;

•	licensure;

•	hospital rate or budget review;

•	operating policies and procedures; and

•	addition of facilities and services.

      Among these laws are the Anti-kickback Statute, the Stark Law and the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These laws impact the relationships that we may have with physicians and other referral sources. The Office of Inspector General of the Department of Health and Human Services, or the OIG, has enacted safe harbor regulations that outline practices that are deemed protected from prosecution under the Anti-kickback Statute. Our current financial relationships with physicians and other referral sources may not qualify for safe harbor protection under the Anti-kickback Statute. Failure to meet a safe harbor does not mean that the arrangement automatically violates the Anti- kickback Statute, but may subject the arrangement to greater scrutiny. Further, we cannot guarantee that practices that are outside of a safe harbor will not be found to violate the Anti-kickback Statute.

      In order to comply with the Stark Law, our financial relationships with physicians and their immediate family members must meet an exception. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions, some of which are still under review, are detailed and complex, and we cannot guarantee that every relationship fully complies with the Stark Law.

      HIPAA required the Department of Health and Human Services to issue regulations requiring hospitals and other providers to implement measures to ensure the privacy and security of patients’ medical records and use of uniform data standards for the exchange of information between the hospitals and health plans including claims and payment transactions. The privacy standard became effective April 14, 2003. Full compliance with the privacy standard was required by April 14, 2003. We have met the April 14, 2003 privacy standard compliance deadline, but compliance will be an ongoing process. The transaction standard and the security standard became effective on October 16, 2000 and February 20, 2003, respectively. Full compliance with the transaction standard and security standard is required by October 16, 2003 and April 20, 2005, respectively. We are in compliance with the transaction standard and are in the process of complying with the security standard. We may incur additional expenses in order to comply with the security standard. We cannot predict the full extent of our costs for implementing all of the requirements at this stage.

      If we fail to comply with the Anti-kickback Statute, the Stark Law, HIPAA or other applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more facilities), and the exclusion of one or more of our facilities from participation in the Medicare, Medicaid and other federal and state health care programs.

      Because many of these laws and regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, we are unable to predict whether other legislation or regulations at the federal or state level will be adopted, what form such legislation or regulation will take or their impact.

Other companies within the health care industry continue to be the subject of federal and state investigations, which increases the risk that we may become subject to investigations in the future.

      Both federal and state government agencies as well as private payors have increased and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care organizations. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	quality of care;

•	financial relationships with referral sources;

•	medical necessity of services provided; and

•	treatment of indigent patients.

      The OIG and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, health care providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring whistleblower lawsuits against private companies doing business with or receiving reimbursement under federal government programs. Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other health care providers to settle these lawsuits may encourage our current and former employees and other health care providers to bring whistleblower lawsuits. Any investigations of us, our executives or our managers could result in significant liabilities or penalties as well as adverse publicity.

We may be subject to liabilities because of claims brought against our owned, leased and managed inpatient behavioral health care facilities. In addition, if we acquire facilities with unknown or contingent liabilities, we could become liable for material obligations.

      In recent years, plaintiffs have brought actions against hospitals and other health care providers alleging malpractice, product liability or other legal theories. Many of these actions involved large claims and significant defense costs. We maintain professional malpractice liability and general liability insurance coverage of approximately $10.0 million, in excess of our $3.0 million deductible, to cover claims arising out of the operations of our owned and leased inpatient behavioral health care facilities. Some of the claims, however, could exceed the scope of the coverage in effect or coverage of particular claims could be denied. While our professional and other liability insurance has been adequate in the past to provide for liability claims, such insurance may not be available for us to maintain adequate levels of insurance in the future. Moreover, health care providers in our industry are experiencing significant increases in the premiums for malpractice insurance, and it is anticipated that such costs may continue to rise. Malpractice insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable deductible amounts.

      In addition, inpatient behavioral health care facilities that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although we generally obtain contractual indemnification from sellers covering these matters, such indemnification may be insufficient to cover material claims or liabilities for past activities of acquired hospitals.

We may be subject to liabilities because of claims arising from our management contract activities.

      We may be subject to liabilities from the acts, omissions and liabilities of the employees of the behavioral health care units we manage or from the actions of our employees in connection with the management of such units. Our unit management contracts generally require the acute care hospitals for which we manage units to indemnify us against certain claims and to maintain specified amounts of insurance. The hospitals, however, may not maintain such insurance and indemnification may not be available to us.

      Recently, other unit management companies have been subject to complaints alleging that these companies violated laws on behalf of units they managed. In some cases, plaintiffs brought actions against the managing company instead of, or in addition to, its individually managed hospital clients for these violations. Our managed units or other third parties may not hold us harmless for any losses we incur arising out of the acts, omissions and liabilities of the employees of the units we manage. If the courts determine we are liable for amounts exceeding the limits of any insurance coverage or for claims outside the scope of that coverage or any indemnity, or if any indemnity agreement is determined to be unenforceable, then the resulting liability could affect adversely our business, results of operations and financial condition.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact our business.

      As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Private pay sources also reserve the right to conduct audits. An adverse review, audit or investigation could result in:

•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from private payors;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	loss of our right to participate in the Medicare or Medicaid programs or one or more private payor networks; or

•	damages to our reputation in various markets.

      Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies. The investigations include:

•	cost reporting and billing practices;

•	quality of care;

•	financial relationships with referral sources;

•	medical necessity of services provided; and

•	treatment of indigent patients.

      We also are subject to potential lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the health care industry. These lawsuits can involve significant monetary awards and bounties to private plaintiffs who successfully bring these suits.

If we fail to cultivate new, or maintain existing, relationships with the physicians in the communities in which we operate, our patient base may decline.

      Our business depends upon the efforts and success of the physicians who provide health care services at our facilities and the strength of our relationships with these physicians.

      Our business could be adversely affected if a significant number of physicians or a group of physicians:

•	terminate their relationship with, or reduce their use of, our facilities;

•	fail to maintain acceptable quality of care or to otherwise adhere to professional standards;

•	suffer damage to their reputation; or

•	exit the market entirely.

We depend on our key management personnel, and the loss of services of one or more key executives or a significant portion of our local management personnel could weaken our management team and our ability to deliver behavioral health care services efficiently.

      We are highly dependent on our senior management team, which has many years of experience addressing the broad range of concerns and issues relevant to our business. We have entered into employment agreements with Joey A. Jacobs, our Chairman, President and Chief Executive Officer, and Jack Salberg, our Chief Operating Officer, each of which include non-competition and non-solicitation provisions. Key man life insurance policies are not maintained on any member of senior management other than Mr. Jacobs. The loss of key management or the inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on our business and financial and operating results.

The shortage of qualified registered nursing staff and other health care workers could adversely affect our ability to attract, train and retain qualified personnel and could increase operating costs.

      The health care industry is very labor intensive and salaries and benefits are subject to inflationary pressures. Some of our inpatient behavioral health care facilities are experiencing the effects of the tight labor market, including a shortage of nurses, which has caused and may continue to cause an increase in our salaries, wages and benefits expense in excess of the inflation rate. In order to supplement staffing levels, we periodically use temporary help from staffing agencies.

Our substantial indebtedness could adversely affect our financial condition.

      As of September 30, 2003, our total consolidated indebtedness was approximately $174.3 million. Our indebtedness could have important consequences to you including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	restricting our ability to sell assets, including capital stock of our restricted subsidiaries, merge or consolidate with other entities, and engage in transactions with our affiliates;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the health care industry;

•	restricting our ability or the ability of our restricted subsidiaries to pay dividends or make other payments; and

•	placing us at a competitive disadvantage to our competitors that have less indebtedness.

      We and our subsidiaries may be able to incur additional indebtedness in the future, including secured indebtedness. If new indebtedness is added to our and our subsidiaries’ current indebtedness levels, the related risks that we and they now face could intensify. In addition, our amended and restated credit facility requires us to maintain specified financial ratios and tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests. We cannot assure you that we will meet those ratios and tests or that the lenders will waive any failure to meet those ratios and tests. A breach of any of these covenants would result in a default under the amended and restated credit facility and any resulting acceleration thereunder may result in a default under the indenture governing our 10 5/8% senior subordinated notes. If an event of default under our amended and restated credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

Our business and financial results depend on our ability to generate sufficient cash flows to service our debt or refinance our indebtedness on commercially reasonable terms.

      Our ability to make payments on and to refinance our debt and fund planned expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors beyond our control. We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available to us under our amended and restated credit facility in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We cannot assure you that we will be able to refinance our borrowing arrangements or any other outstanding debt on commercially reasonable terms or at all. Refinancing our borrowing arrangements could cause us to:

•	incur a prepayment penalty;

•	pay interest at a higher rate;

•	be subject to additional or more restrictive covenants than those outlined above; and

•	grant additional security interests in our collateral.

      Our inability to generate sufficient cash flow to service our debt or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our business and results of operations.

If we are unable to integrate and manage our information systems effectively, our operations could be disrupted.

      Our operations depend significantly on effective information systems. Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs. Moreover, our acquisition activity requires frequent transitions from, and the integration of, various information systems. If we experience difficulties with the transition from information systems or are unable to maintain properly or expand our information systems, we could suffer, among other things, operational disruptions and increases in administrative expenses.

The price of our common stock may be volatile and this may adversely affect our stockholders.

      The price at which our common stock will trade may be volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of health care companies. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;

•	the depth and liquidity of the market for our common stock;

•	future sales of common stock or the perception that sales could occur;

•	investor perception of our business and our prospects;

•	developments relating to litigation or governmental investigations;

•	changes or proposed changes in health care laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general economic and stock market conditions.

      In addition, the stock market in general, and the Nasdaq National Market in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of health care provider companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management’s attention and resources from the operation of our business.

Future sales of our common stock may adversely affect our stock price.

      Sales of a substantial number of our shares of common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our common stock. Substantially all of the shares of our common stock held by our affiliates are available for resale in the public market pursuant to this prospectus or in compliance with Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the “Securities Act”) and the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. We can make no prediction as to the effect, if any, that future sales of common stock, or the availability of common stock for future sale, will have on the market price of our common stock prevailing from time to time.

Our quarterly operating results have varied in the past and may vary in the future and such variations may adversely affect our stock price.

      If our quarterly net revenue and operating results fall below the expectations of securities analysts and investors, the market price of our common stock could fall substantially. Operating results vary depending on a number of factors, many of which are outside our control, including:

•	demand for our services;

•	loss of a significant unit management contract;

•	introduction of new competitors;

•	the loss of key personnel;

•	wage and cost pressures;

•	costs related to acquisitions of technologies or businesses; and

•	general economic factors.

As we do not anticipate paying cash dividends in the future, you should not expect any return on your investment except through appreciation, if any, in the value of our common stock.

      You should not rely on an investment in our common stock to provide dividend income, as we do not plan to pay dividends on our common stock in the foreseeable future. Thus, if you are to receive any return on your investment in our common stock, it will likely have to come from the appreciation, if any, in the value of our common stock. The payment of future cash dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions, and other factors.

Provisions in our certificate of incorporation and bylaws, as well as Delaware law, may hinder a change of control.

      Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	classification of the board of directors into three classes;

•	our board’s authorization to issue shares of preferred stock, on terms the board determines in its discretion, without stockholder approval; and

•	provisions of Delaware law that restrict many business combinations.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired such status unless appropriate board or stockholder approvals are obtained.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus (including the information incorporated by reference) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, competition, trends or developments in our industries, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operation trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized.

      There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk Factors.”

      In addition, future trends for pricing, margins, revenue and profitability remain difficult to predict in the industries that we serve. There may also be other factors that may cause our actual results to differ materially from the forward-looking statements.

      All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by applicable securities laws.

      We caution you that these factors, as well as the risk factors set forth later in this prospectus, may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

USE OF PROCEEDS

      The selling stockholders will receive all of the net proceeds from the sale of common stock pursuant to this prospectus. We will receive no such proceeds.

PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

      Our common stock has traded on the Nasdaq National Market under the symbol “PSYS” since August 6, 2002. Prior to August 6, 2002, our common stock was traded on the Nasdaq National Market under the symbol “PMRP.”

      The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share as reported on the Nasdaq National Market for our common stock and, prior to August 6, 2002, for PMR Corporation’s common stock. The stock prices have been adjusted to reflect a 1-for-3 reverse stock split effected on August 5, 2002.

	High	Low

2002
First Quarter	$7.68	$4.89
Second Quarter	11.43	3.72
Third Quarter	6.75	4.75
Fourth Quarter	5.94	5.00
2003
First Quarter	$8.50	$4.47
Second Quarter	10.17	7.95
Third Quarter	14.51	9.53
Fourth Quarter	20.95	12.26
2004
First Quarter (through January 28, 2004)	$20.74	$18.88

      As of December 31, 2003, we had 11,936,639 shares of common stock outstanding.

      We currently intend to retain future earnings for use in the expansion and operation of our business. Borrowings and the terms of our series A convertible preferred stock may limit our ability to pay dividends. The payment of any future cash dividends will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions, and other factors.

      On May 6, 2002, PMR Corporation’s board of directors declared a special cash dividend of $5.10 per share of common stock payable on May 24, 2002 to the stockholders of record as of the close of business on May 17, 2002. The total amount of the dividend was approximately $12.3 million.

DESCRIPTION OF OUR CAPITAL STOCK

      Our authorized capital stock consists of 48,000,000 shares of common stock, $0.01 par value per share, and 6,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2003, there were 11,936,639 shares of our common stock outstanding and 4,545,454 shares of our series A convertible preferred stock outstanding. In addition, as of December 31, 2003, we have accrued pay-in-kind dividends related to our series A convertible preferred stock that would convert into approximately 147,400 shares of our common stock. We also refer you to our Registration Statement on Form 10, filed with the Securities and Exchange Commission on July 31, 1992, including all amendments or reports filed for the purpose of updating the description, which discusses the terms of our capital stock. See “Incorporation of Certain Documents by Reference” below for information as to how to obtain this document.

Common Stock

      Subject to the rights and preferences specifically granted to our preferred stockholders, our common stockholders are entitled to receive dividends as they may be declared by our board of directors. Our common stockholders do not have fixed or cumulative dividend rights. Upon our liquidation or dissolution, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of our liabilities and payment of any preferential liquidation rights of our preferred stock then outstanding. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting for directors is not permitted. Subject to certain exceptions, removal of any director (or of our entire board of directors), approval of amendments to our amended and restated certificate of incorporation and approval of amendments to our amended and restated bylaws generally require the affirmative vote of the holders of two-thirds of the combined voting power of our then-outstanding shares of stock, voting together as a single class. Our amended and restated certificate of incorporation and amended and restated bylaws contain no provision that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of assets, or other similar transactions. Our common stockholders do not have preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of shares of our series A convertible preferred stock and to those of holders of any preferred stock that we may issue in the future.

Preferred Stock Rights and Preferences

      Our amended and restated certificate of incorporation authorizes our board of directors to designate any series of preferred stock, to designate the powers, preferences, and rights of the shares of any series so designated, and to designate the qualifications, limitations, or restrictions of the series itself all without further action by the holders of our common stock. As of the date of this prospectus, our board of directors has authorized, and we have issued, 4,545,454 shares of series A convertible preferred stock.

      With respect to dividend rights and rights on liquidation, winding-up, and dissolution, the series A convertible preferred stock ranks senior to all classes of our common stock and to any other series of preferred stock that we might issue in the future. Subject to certain exceptions, we may not pay or declare any dividend or other distribution on our common stock or other outstanding equity securities until we have first paid all dividends on the series A preferred stock. Dividends on the series A convertible stock accrue on a daily basis pursuant to a certain formula. In the event of our liquidation, dissolution or winding-up, we must pay the required liquidation preference to the holders of the series A convertible preferred stock before we can make any payment or final distribution of our assets to our common stockholders or any other holders of our equity securities. Upon our acquisition, change of control, or sale of substantially all of our assets, we are required to redeem the series A convertible preferred stock for an amount equal to the liquidation preference. The series A convertible preferred stock liquidation preference is $5.50 per share plus all accrued and unpaid dividends. Shares of series A convertible preferred stock are convertible at the option of the holder into shares of our common stock. Each share of series A convertible preferred stock is convertible into one share of our common stock. Holders of our series A convertible preferred stock are entitled to receive pay-in-kind dividends, compounded quarterly, equal to 5% per share of the original share price through March 31, 2005. Thereafter, pay-in-kind dividends will compound quarterly at 7% per share of the original share price. Circumstances may arise, however, in which a conversion of the series A convertible preferred stock is mandatory. We will at all times reserve from our authorized and unissued common stock a sufficient number of shares to permit conversion in full of the outstanding shares of series A convertible preferred stock. Upon a conversion, we will not issue fractional shares of common stock. The holders of shares of series A convertible preferred stock are entitled to one vote per share, are entitled to vote with the common stockholders as a single class on all matters submitted for a vote of the common stockholders, and are entitled to notice of all stockholders’ meetings. Before we can take certain actions, we must first obtain the approval of at least a majority of the holders of the series A convertible preferred stock voting as a single class. Such actions include 1) amending or repealing our governing documents or certificates of designations in such a way that would adversely affect the rights of the series A convertible preferred stockholders as a class, 2) issuing or creating any securities that are superior to or on parity with the series A convertible preferred stock in any way or issuing any obligation convertible into such securities, 3) increasing the number of authorized shares of series A preferred stock, or 4) declaring any dividend on our common stock.

Anti-Takeover Considerations and Special Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

Delaware Anti-Takeover Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

      However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

      A number of provisions of our amended and restated certificate of incorporation and our amended and restated bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. Certain provisions could delay or impede the removal of incumbent directors even if such removal would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

      Classified Board of Directors. Our amended and restated certificate of incorporation divides our board of directors into three classes. Moreover, no director may be removed prior to the expiration of his or her term except for cause and upon the vote of at least two-thirds of the combined voting power of the then outstanding shares of our common stock. These provisions in our amended and restated certificate of incorporation may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors because this structure generally increases the difficulty of, or may delay, replacing a majority of the directors.

      Meetings of Stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors. A special meeting of our stockholders may be called at any time by either the chairman of the board, the chief executive officer, the president, or a majority of the board of directors, and the stockholders are entitled to written notice thereof.

      Filling of Board Vacancies. Our amended and restated certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, even though that number may be less than a quorum of the board of directors.

      Amendment of the Certificate of Incorporation. Our amended and restated certificate of incorporation may be amended or repealed by an affirmative vote of at least two-thirds of the combined voting power of the then-outstanding shares of stock entitled to vote on the proposed amendment. In the event a resolution to amend the amended and restated certificate of incorporation is adopted by an affirmative vote of at least 80% of our board of directors, final approval of the amendment only requires an affirmative vote of a majority of the combined voting power then outstanding.

      Amendment of the Bylaws. Our amended and restated bylaws may be amended or repealed by a majority of our board of directors. Any amendment or repeal of our amended and restated bylaws that has not previously received the approval of our board shall require for adoption the affirmative vote of the holders of at least two-thirds of the voting power of our then outstanding shares of stock entitled to vote on any proposed amendment of our amended and restated bylaws.

Limitations on Liability and Indemnification of Officers and Directors

      Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for certain breaches of fiduciary duty as a director to the fullest extent permitted by Delaware law. Our amended and restated certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, and we must advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain exceptions. These obligations apply with equal force to any surviving or constituent entities to a merger to which we may be a party. We also carry directors’ and officers’ liability insurance.

      The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe these indemnification provisions are necessary to attract and retain qualified directors and officers.

Transfer Agent and Registrar

      StockTrans, Inc. is the transfer agent and registrar for our common stock.

Listing

      Our common stock is listed on the Nasdaq National Market under the trading symbol “PSYS.”

SELLING STOCKHOLDERS

      The following table sets forth the number of shares of common stock beneficially owned by each selling stockholder as of December 31, 2003, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that the selling stockholder will beneficially own upon completion of this offering. This table assumes that all of the selling stockholders will offer for sale all of the shares of common stock covered by this prospectus, however we cannot be certain that they will do so.

      The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their respective pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. The amounts and information set forth below are based upon information provided to us by each selling stockholder or its representative, or on our records, as of December 31, 2003, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

      A representative of Salix Ventures II, L.P., Christopher Grant, Jr., is a member of our board of directors. Mr. Grant, who has been a member of our board of directors since our formation in 1997, is the president of Salix Management Corporation, the manager of venture capital partnerships Salix Ventures, L.P., Salix Ventures II, L.P. and Salix Affiliates II, L.P. Mr. Grant also is president of CGJR Capital Management, Inc., which is the general partner of CGJR Health Care Services Private Equities, L.P., CGJR II, L.P. and CGJR/ MF III, L.P.

      A representative of Oak Investment Partners, Ann H. Lamont, is a member of our board of directors. Ms. Lamont, who has been a member of our board of directors since March 2003, is a managing member of Oak Associates X, LLC, the general partner of Oak Investment Partners X, Limited Partnership, and a managing member of Oak X Affiliates, LLC, the general partner of Oak X Affiliates Fund, Limited Partnership. Also, a representative of The 1818 Mezzanine Fund II, L.P., Joseph P. Donlan, is a member of our board of directors. Mr. Donlan, who has been a member of our board of directors since June 2002, is managing director of Brown Brothers Harriman & Co., a private banking firm and co-manager of The 1818 Mezzanine Fund II, L.P., a private equity fund.

      Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, if required by applicable law.

      The selling stockholders listed in the table do not necessarily intend to sell any of their shares. Selling stockholders may decide to sell only a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell any common stock offered by them pursuant to this prospectus. We filed this registration statement, which includes this prospectus, because of registration rights granted to the selling stockholders, not because any of the stockholders had expressed an intent to immediately sell their shares.

      For information on the procedure for sales by selling stockholders, read the disclosure under the heading “Plan of Distribution” below.

			Percentage of
			Common Stock
	Number of Shares of	Number of Shares of	Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold	Completion of This
Stockholder	Owned(1)	Pursuant Hereto	Offering

Salix Ventures II, L.P. (2)	808,640	747,229	*
Salix Affiliates II, L.P. (2)	808,640	35,411	*
CGJR Health Care Services Private Equities, L.P. (2)	808,640	23,477	*
CGJR II, L.P. (2)	808,640	11,483	*
CGJR/MF III, L.P. (2)	808,640	6,470	*
The 1818 Mezzanine Fund II, L.P. (3)	190,847	195,660	*
Oak Investment Partners X, Limited Partnership (4)	3,755,284	3,851,374	*
Oak X Affiliates Fund, Limited Partnership (4)	3,755,284	61,828	*

*	Indicates beneficial ownership of less than 1.0% of our outstanding common stock.

(1)	Under SEC rules, the number of shares shown as beneficially owned includes shares of common stock subject to options that currently are exercisable or will be exercisable within 60 days of December 31, 2003. The number of shares shown as beneficially owned also includes shares of common stock into which shares of Series A convertible preferred stock are convertible. Shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of December 31, 2003 and shares of common stock into which shares of series A convertible preferred stock are presently convertible are considered to be outstanding for the purpose of computing the percentage of the shares held by a holder, but are not considered to be outstanding for computing the percentage held by others.

(2)	Includes options of Mr. Grant, one of our directors, to purchase 3,133 shares. Also includes an aggregate of 750,857 shares of common stock into which the shares of series A convertible preferred stock purchased by Salix Ventures II, L.P. and Salix Affiliates II, L.P. may presently be converted. In addition, this prospectus covers the resale of 31,783 shares which will accrue subsequent to the date hereof. Mr. Grant is the board designee for Salix Ventures II, L.P. and is the president of Salix Management Corporation, the manager of venture capital partnerships Salix Ventures, L.P., Salix Ventures II, L.P. and Salix Affiliates II, L.P. Also, Mr. Grant is the president of CGJR Capital Management, Inc., which is the general partner of each of the three entities in the CGJR Group. The CGJR Group consists of (1) CGJR Health Care Services Private Equities, L.P. which owns 23,477 shares, (2) CGJR II, L.P. which owns 11,483 shares and (3) CGJR/ MF III, L.P. which owns 6,470 shares. Mr. Grant and CGJR Capital Management, Inc. directly own 6,612 and 6,608 shares of our common stock, respectively.

(3)	Includes options granted to Mr. Donlan, one of our directors, to purchase 3,133 shares. Also includes an aggregate of 187,714 shares of common stock into which the shares of series A convertible preferred stock purchased by The 1818 Mezzanine Fund II, L.P. may presently be converted. In addition, this prospectus covers the resale of 7,946 shares which will accrue subsequent to the date hereof. Mr. Donlan is the board designee and a co-manager of The 1818 Mezzanine Fund II, L.P.

(4)	Includes options granted to Ms. Lamont, one of our directors, to purchase 1,000 shares. Also includes an aggregate of 3,694,967 shares of common stock into which the shares of series A convertible preferred stock purchased by Oak Investment Partners X, Limited Partnership may presently be converted and an aggregate of 59,317 shares of common stock into which the shares of series A convertible preferred stock purchased by Oak X Affiliates Fund, Limited Partnership may presently be converted. In addition, this prospectus covers the resale of 156,407 shares by Oak Investment Partners X, Limited Partnership and 2,511 shares by Oak X Affiliates Fund, Limited Partnership which will accrue subsequent to the date hereof. Ms. Lamont is a managing member of Oak Associates VI, LLC, the general partner of Oak Investment Partners VI, Limited Partnership; a managing member of Oak Associates VII, LLC, the general partner of Oak Investment Partners VII, Limited Partnership; a managing member of Oak VII Affiliates, LLC, the general partner of Oak VII Affiliates Fund, Limited Partnership; a managing member of Oak Associates X, LLC, the general partner of Oak Investment Partners X, Limited Partnership; and a managing member of Oak X Affiliates, LLC, the general partner of Oak X Affiliates Fund, Limited Partnership. The address for Oak Investment Partners is One Gorham Island, Westport, Connecticut 06880.

      We have confirmed with each of the selling stockholders identified above that such stockholder is not a broker-dealer or an affiliate of a broker-dealer.

      Only selling stockholders identified above who beneficially own the common stock set forth opposite each such selling stockholder’s name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of common stock by any holder not identified above, this prospectus will be supplemented to set forth the name and aggregate amount of common stock beneficially owned by the selling stockholder intending to sell such common stock and the aggregate number of shares of the common stock to be offered. The prospectus as so supplemented will also disclose whether any selling stockholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

      The common stock is being registered to permit the resale of such securities by the holders of such securities, including certain of their transferees, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the common stock. These fees and expenses include registration and filing fees, printing expenses, fees and disbursements of our counsel and independent accountants, reasonable fees and expenses of a single special counsel for the selling stockholders not to exceed $10,000, blue sky fees and expenses and the expenses of any special audits incident to or required by any this registration statement or amendment or supplement hereto. However, the selling stockholders will be solely responsible for all fees and expenses of any counsel retained by any of them besides the single special counsel and all fees and expenses of the special counsel in excess of $10,000 and all underwriting discounts and commissions and agent’s commissions, if any. The selling stockholders may offer and sell common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

      Such sales may be effected by a variety of methods, including the following:

•	In market transactions on the Nasdaq National Market;

•	In privately negotiated transactions;

•	Through options, swaps and derivatives;

•	In a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses where the same broker acts as agent for both sides of the transaction);

•	Through broker-dealers, which may act as agents or principals;

•	Directly to one or more purchasers;

•	In short sales or transactions to cover short sales;

•	Through agents; and/or

•	In any combination of the above or by any other legally available means.

      In connection with the sales of common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common stock to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities.

      If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. Selling stockholders may decide to sell only a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell any common stock offered by them pursuant to this prospectus. In addition, any selling stockholders may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

      The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If any selling stockholder were deemed to be an underwriter, that selling stockholder may be subject to statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      We have advised the selling stockholders that the selling stockholders and any other person participating in the distribution may be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

      Under the securities laws of certain states, the common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and complied with. Each selling stockholder should consult its counsel regarding the application of the applicable states’ blue sky or securities law in connection with sales of the common stock.

      We have agreed to indemnify the selling stockholders against certain losses, liabilities, damages and expenses, including certain liabilities arising from material misstatements or omissions or violations of applicable securities laws in connection with this registration statement of which this prospectus forms a part, and the selling stockholders will be entitled to contribution from us in connection with those liabilities. Each selling stockholder will indemnify us against certain losses, liabilities, damages and expenses from material misstatements or omissions contained in written information provided to us by that selling stockholder, and we will be entitled to contribution from the applicable selling stockholder in connection with those liabilities.

LEGAL MATTERS

      Certain legal matters regarding the common stock will be passed upon for us by Waller Lansden Dortch & Davis, PLLC.

EXPERTS

      Our consolidated financial statements and the combined financial statements of The Brown Schools of Virginia. Inc., Cedar Springs Behavioral Health System, Inc., Healthcare San Antonio, Inc., The Brown Schools of San Marcos, Inc., and The Oaks Psychiatric Hospital, Inc., as of December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, appearing in our prospectus filed with the Securities and Exchange Commission on December 19, 2003 pursuant to Rule 424(b) of the Securities Act, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      The combined financial statements of Cypress Creek Hospital, Inc., West Oaks Hospital, Inc. and Healthcare Rehabilitation Center of Austin, Inc. for each of the years in the period ended December 31, 2000, 1999 and 1998 appearing in our Amendment No. 1 to Registration Statement on Form S-4 (No. 333-90372) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of PMR Corporation as of April 30, 2002 and 2001, and for each of the years in the three year period ended April 30, 2002 appearing in our Amendment No. 1 to Registration Statement on Form S-4 (No. 333-90372) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Holly Hill /Charter Behavioral Health System, L.L.C. for the years ended September 30, 2001 and 2000 appearing in our Amendment No. 1 to Registration Statement on Form S-4 (No. 333-90372) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Ramsay Youth Services, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in our prospectus filed with the Securities and Exchange Commission on December 19, 2003 pursuant to Rule 424(b) of the Securities Act, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included therein and incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Ramsay Youth Services, Inc. changing its method of accounting for goodwill and other intangible assets by adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of The Brown Schools of Oklahoma, Inc. incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated herein in reliance upon such report given upon authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Aeries Healthcare Corporation and Subsidiary (d/b/a Riveredge Hospital) as of December 31, 2001 and 2000 and for the year ended December 31, 2001 and the ten month period ended December 31, 2000, appearing in our Amendment No. 1 to Registration Statement on S-4 (No. 333-90372) have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report and are included in reliance upon such report given upon authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You also may obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

      The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.psysolutions.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us.

(1)	our prospectus, filed with the SEC on December 19, 2003, pursuant to Rule 424(b)(4) under the Securities Act;

(2)	our Annual Report on Form 10-K for the year ended December 31, 2002;

(3)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(4)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

(5)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

(6)	our Current Report on Form 8-K filed with the SEC on January 7, 2003;

(7)	our Current Report on Form 8-K filed with the SEC on February 14, 2003;

(8)	our Current Report on Form 8-K filed with the SEC on April 9, 2003;

(9)	our Current Report on Form 8-K filed with the SEC on April 10, 2003;

(10)	our Current Report on Form 8-K filed with the SEC on June 9, 2003;

(11)	our Current Report on Form 8-K/A filed with the SEC on June 16, 2003;

(12)	our Current Report on Form 8-K filed with the SEC on July 1, 2003;

(13)	our Current Report on Form 8-K filed with the SEC on November 6, 2003;

(14)	our Current Report on Form 8-K filed with the SEC on December 19, 2003;

(15)	our Current Report on Form 8-K filed with the SEC on December 29, 2003;

(16)	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2003; and

(17)	our Registration Statement on Form 10, filed with the SEC on July 31, 1992, including all amendments or reports filed for the purpose of updating the description of our capital stock.

      All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the common stock under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Brent Turner
Vice President, Treasurer and Investor Relations
Psychiatric Solutions, Inc.
113 Seaboard Lane, Suite C-100
Franklin, Tennessee 37067
(615) 312-5700

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

      Information contained on our website, other than the documents filed with the SEC which are specifically incorporated by reference as listed above, is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.